Exhibit 3.2

KILROY REALTY CORPORATION

ARTICLES SUPPLEMENTARY

6.375% SERIES H CUMULATIVE REDEEMABLE

PREFERRED STOCK

Kilroy Realty Corporation, a Maryland corporation (the “Corporation”), certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) by Article IV of the Articles of Amendment and Restatement of the Corporation, as amended, supplemented and restated (the “Charter”), and the Maryland General Corporation Law (the “MGCL”), the Board of Directors, by resolutions duly adopted on May 17, 2012, generally authorized and approved the classification and designation of up to all of the authorized but unissued shares of preferred stock of the Corporation, par value $.01 per share (“Preferred Stock”), as one or more separate classes or series of Preferred Stock, and the issuance of up to all of such shares of such classes or series, and pursuant to the powers contained in the bylaws of the Corporation, as amended and restated (the “Bylaws”), and the MGCL, ratified the appointment of a committee of the Board of Directors (the “Pricing Committee”) and delegated to the Pricing Committee, to the fullest extent permitted by the MGCL and the Charter and Bylaws of the Corporation, all powers of the Board of Directors with respect to classifying, designating and setting the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption and other terms and conditions of such separate classes or series of Preferred Stock, and determining the number of shares of each such class or series of Preferred Stock to be classified and issued and the consideration and other terms and conditions upon which such shares of each such class or series of Preferred Stock are to be issued.

Pursuant to the authority conferred upon the Pricing Committee as aforesaid, the Pricing Committee has, by resolutions duly adopted on August 6, 2012, classified and designated, and authorized the issuance of, 4,000,000 shares of authorized but unissued Preferred Stock as a separate class of Preferred Stock to be designated as 6.375% Series H Cumulative Redeemable Preferred Stock, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, which upon any restatement of the Charter of the Corporation shall be made a part of, or incorporated by reference into, the Charter of the Corporation, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof:

6.375% Series H Cumulative Redeemable Preferred Stock

A. Designation and Number. A class of preferred stock of Kilroy Realty Corporation, a Maryland corporation (the “Corporation”), par value $.01 per share (“Preferred Stock”), designated the 6.375% Series H Cumulative Redeemable Preferred Stock (the “Series H Preferred Stock”), is hereby established. The number of shares of the Series H Preferred Stock shall be 4,000,000.

B. Maturity. The Series H Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

C. Rank. The Series H Preferred Stock ranks, with respect to rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, (i) senior to all classes and series of common stock of the Corporation, par value $.01 per share (the “Common Stock”), and senior to all other classes or series of stock of the Corporation other than classes and series of stock referred to in clauses (ii) and (iii) of this sentence; (ii) on a parity with the Corporation’s 7.45% Series A Cumulative Redeemable Preferred Stock, par value $.01 per share (the “Series A Preferred Stock”) and the Corporation’s 6.875% Series G Cumulative Redeemable Preferred Stock, par value $.01 per share (the “Series G Preferred Stock”), and with all other classes and series of stock of the Corporation the terms of which specifically provide that such classes and series of stock rank on a parity with the Series H Preferred Stock with respect to rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation; and (iii) junior to all classes and series of stock of the Corporation the terms of which specifically provide that such classes and series of stock rank senior to the Series H Preferred Stock with respect to rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation.

D. Dividends.

(1) Holders of shares of the Series H Preferred Stock are entitled to receive, when, as, and if authorized by the Board of Directors of the Corporation (the “Board of Directors”) and declared by the Corporation, out of funds of the Corporation legally available for the payment of dividends, cumulative cash dividends at the rate of 6.375% of the $25.00 per share liquidation preference per annum (equivalent to an annual rate of $1.59375 per share). Dividends on the Series H Preferred Stock shall accrue daily, shall accrue and be cumulative from and including August 15, 2012 (the “Original Issue Date”) and shall be payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year (each a “Dividend Payment Date”), commencing November 15, 2012; provided that if any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date and no interest, additional dividends or other sum shall accrue on the amount so payable for the period from and after such Dividend Payment Date to such next succeeding Business Day. The period from and including the Original Issue Date to but excluding the first Dividend Payment Date, and each subsequent period from and including a Dividend Payment Date to but excluding the next succeeding Dividend Payment Date, is hereafter called a “Dividend Period.” Any dividend payable on the Series H Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable Dividend Record Date (as defined below), which, unless designated otherwise by the Board of Directors with respect to any dividend, shall be the last day of the calendar month immediately preceding the month in which the applicable Dividend Payment Date falls, whether or not a Business Day (each, a “Dividend Record Date”). Notwithstanding any provision to the contrary contained in these terms of the Series H Preferred Stock, each outstanding share of Series H Preferred Stock shall be entitled to receive, and shall receive, a dividend with respect to any Dividend Record Date equal to the greatest amount payable as a dividend with respect to any other share of Series H Preferred Stock which is outstanding on such date. The dividends payable on any Dividend Payment Date shall include dividends accrued to but excluding such Dividend Payment Date.

(2) All references herein to “accrued and unpaid” dividends or “accumulated and unpaid” dividends on the Series H Preferred Stock (and all references of like import) shall include, unless otherwise expressly stated or the context otherwise requires, both accrued dividends and accumulated dividends, if any, on the Series H Preferred Stock; and all references herein to “accrued and unpaid” dividends or “accumulated and unpaid” dividends on any other class or series of stock of the Corporation shall include, if (and only if) such class or series of stock provides for cumulative dividends and unless otherwise expressly stated or the context otherwise requires, accumulated dividends, if any, on such class or series of stock.

(3) “Business Day” shall mean any day, other than a Saturday or Sunday, that is not a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

(4) No dividends on shares of Series H Preferred Stock shall be authorized by the Board of Directors or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibit such authorization, payment or setting apart for payment or provide that such authorization, payment or setting apart for payment would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.

(5) Anything in these terms of the Series H Preferred Stock to the contrary notwithstanding, dividends on the Series H Preferred Stock will accrue and be cumulative from the Original Issue Date, whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. No interest, or sum in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series H Preferred Stock which may be in arrears, and holders of the Series H Preferred Stock will not be entitled to any dividends, whether payable in cash, securities or other property, in excess of full cumulative dividends described above. Any dividend payment made on the Series H Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to the Series H Preferred Stock.

(6) If, for any taxable year, the Corporation elects to designate as a “capital gain dividend” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the “Code”)) any portion (the “Capital Gains Amount”) of the dividends (as determined for federal income tax purposes) paid or made available for that year to holders of all classes of the Corporation’s stock, then, except as otherwise required by applicable law, the portion of the Capital Gains Amount that shall be allocable to the holders of Series H Preferred Stock shall be in proportion to the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series H Preferred Stock for the year bears to the total dividends paid or made available for that year to all holders of all classes of the Corporation’s stock. In addition, except as otherwise required by applicable law, the Corporation will make a similar allocation with respect to any undistributed long-term capital gains of the Corporation which are to be included in its stockholders’ long-term capital gains, based on the allocation of the Capital Gains Amount which would have resulted if such undistributed long-term capital gains had been distributed as “capital gains dividends” by the Corporation to its stockholders.

(7) Except as provided in the immediately following paragraph, unless full cumulative dividends for all past Dividend Periods on the Series H Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment, no dividends (other than in shares of Common Stock or shares of any other class or series of stock of the Corporation ranking junior to the Series H Preferred Stock as to dividends and as to the distribution of assets upon liquidation, dissolution and winding up of the Corporation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made on the Common Stock or any other class or series of stock of the Corporation ranking junior to or on a parity with the Series H Preferred Stock as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation nor shall any shares of Common Stock or shares of any other class or series of stock of the Corporation ranking junior to or on a parity with the Series H Preferred Stock as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation be redeemed, purchased or otherwise acquired for any consideration (or any amounts be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for shares of Common Stock or shares of any other class or series of stock of the Corporation ranking junior to the Series H Preferred Stock as to dividends and as to the distribution of assets upon liquidation, dissolution and winding up of the Corporation and except for purchases of Series H Preferred Stock of the Corporation pursuant to Paragraph I(4) of these terms of the Series H Preferred Stock for the purpose of preserving the Corporation’s qualification as a REIT (as defined below) for federal and/or state income tax purposes, or pursuant to comparable provisions of the Articles of Amendment and Restatement of the Corporation, as amended, supplemented and restated from time to time (the “Charter”) with respect to other classes or series of the Corporation’s stock). With respect to the Series H Preferred Stock, all references herein to “past Dividend Periods” shall mean, as of any date, Dividend Periods ending on or prior to such date, and with respect to shares of any other class or series of stock ranking on a parity as to dividends with the Series H Preferred Stock, “past dividend periods” shall mean, as of any date, dividend periods with respect to such other class or series of stock ending on or prior to such date.

(8) When full cumulative dividends for all past Dividend Periods are not paid in full (or a sum sufficient for such full payment is not set apart) upon the Series H Preferred Stock and when full cumulative dividends for all past dividend periods are not paid in full (or a sum sufficient for such full payment is not set apart) upon the shares of any other class or series of stock of the Corporation ranking on a parity as to dividends with the Series H Preferred Stock, all dividends declared on shares of Series H Preferred Stock and any other outstanding classes or series of stock of the Corporation ranking on a parity as to dividends with the Series H Preferred

Stock shall be declared pro rata so that the amount of dividends declared per share on the Series H Preferred Stock and such other classes or series of stock of the Corporation ranking on a parity as to dividends with the Series H Preferred Stock shall in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the Series H Preferred Stock and such other classes or series of stock ranking on a parity as to dividends with the Series H Preferred Stock (which, in the case of any such other class or series of stock ranking on a parity as to dividends with the Series H Preferred Stock, shall not include any accumulation in respect of unpaid dividends for past dividend periods if such other class or series of stock ranking on a parity as to dividends with the Series H Preferred Stock does not have a cumulative dividend) bear to each other.

E. Liquidation Preference.

(1) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series H Preferred Stock shall be entitled to receive and to be paid out of the assets of the Corporation legally available for distribution to its stockholders a liquidation preference of $25.00 per share (the “Liquidation Preference”), plus an amount equal to any accrued and unpaid dividends thereon to but excluding the date of payment, before any distribution or payment is made to holders of Common Stock or any other class or series of stock of the Corporation that ranks junior to the Series H Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, but subject to the preferential rights of the holders of shares of any class or series of stock of the Corporation ranking senior to the Series H Preferred Stock with respect to such distribution of assets upon liquidation, dissolution or winding up of the Corporation. If, upon any such voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available therefor are insufficient to pay the full amount of liquidating distributions payable on all outstanding shares of Series H Preferred Stock and the full amount of the liquidating distributions payable on all outstanding shares of any other classes or series of stock of the Corporation ranking on a parity with the Series H Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, then the holders of the Series H Preferred Stock and all other such classes or series of stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions (including, if applicable, accrued and unpaid dividends) to which they would otherwise respectively be entitled.

(2) After payment to the holders of the Series H Preferred Stock of the full liquidating distributions to which they are entitled, the holders of the Series H Preferred Stock, as such, shall have no right or claim to any of the remaining assets of the Corporation. If liquidating distributions shall have been made in full to all holders of Series H Preferred Stock, the remaining assets of the Corporation shall be distributed among the holders of any other classes or series of stock of the Corporation ranking junior to the Series H Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, according to their respective rights and preferences.

(3) For purposes of these terms of the Series H Preferred Stock, neither the consolidation or merger of the Corporation with or into any other company, trust or other entity,

nor the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, shall be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

(4) In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation) by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the MGCL (as defined below), no effect shall be given to amounts that would be needed, if the Corporation would be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of Series H Preferred Stock.

F. Redemption.

(1) The Series H Preferred Stock is not redeemable prior to August 15, 2017 except as set forth in Subparagraph F(2) of these terms of the Series H Preferred Stock; provided that the foregoing shall not prevent or limit the right of the Corporation to redeem Series H Preferred Stock pursuant to these terms of the Series H Preferred Stock in order to preserve the qualification of the Corporation as a REIT for federal and/or state income tax purposes as provided in Subparagraph I(4) of these terms of the Series H Preferred Stock. On and after August 15, 2017, the Corporation may, at its option, upon not less than 30 nor more than 60 days’ written notice, redeem shares of the Series H Preferred Stock, in whole or in part, at any time or from time to time, for cash (a) at a redemption price of $25.00 per share, plus, (b) subject to the provisions set forth in the first sentence of Subparagraph F(5) of these terms of the Series H Preferred Stock, accrued and unpaid dividends thereon to but excluding the date fixed for redemption. If the Corporation elects to redeem any shares of Series H Preferred Stock as described in this paragraph, the Corporation may use any available cash to pay the redemption price, and the Corporation will not be required to pay the redemption price only out of the proceeds from the issuance of other classes and series of the Corporation’s stock or any other specific source.

(2) Upon the occurrence of a Change of Control (as defined below), the Corporation may, at its option, upon not less than 30 nor more than 60 days’ written notice, redeem shares of the Series H Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at (a) a redemption price of $25.00 per share, plus, (b) subject to the provisions set forth in the first sentence of Subparagraph F(5) of these terms of the Series H Preferred Stock, accrued and unpaid dividends thereon to but excluding the date fixed for redemption. If, prior to the Change of Control Conversion Date (as defined below), the Corporation has provided or provides notice of its election to redeem some or all of the shares of Series H Preferred Stock (whether pursuant to Subparagraph F(1) of these terms of the Series H Preferred Stock or this Subparagraph F(2)), the holders of Series H Preferred Stock shall not have the Change of Control Conversion Right (as defined below) set forth in Paragraph H of these terms of the Series H Preferred Stock with respect to the shares called for redemption and any shares of Series H Preferred Stock called for redemption that have been tendered for conversion will be redeemed on the applicable redemption date instead of converted on the applicable Change of Control Conversion Date. If the Corporation elects to redeem any shares of Series H Preferred Stock as described in this paragraph, the Corporation may use any available cash to pay the redemption price, and the Corporation will not be required to pay the redemption price only out of the proceeds from the issuance of other classes and series of the Corporation’s stock or any other specific source.

(3) A “Change of Control” is when, after the Original Issue Date, the following have occurred and are continuing:

(a) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all stock of the Corporation entitled to vote generally in the election of the Corporation’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(b) following the closing of any transaction referred to in (i) above, neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE Amex Equities (the “NYSE Amex”), or the NASDAQ Stock Market (“NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or NASDAQ.

(4) Holders of Series H Preferred Stock to be redeemed shall surrender certificates representing such Series H Preferred Stock at the place designated in such notice (or, in the case of shares of Series H Preferred Stock held in book-entry form through a Depositary (as defined below), shall deliver the shares to be redeemed through the facilities of such Depositary) and shall thereafter be entitled to receive the redemption price and any accrued and unpaid dividends payable upon such redemption. If notice of redemption of any shares of Series H Preferred Stock has been given and if the funds necessary for such redemption have been irrevocably set aside by the Corporation, separate and apart from its other funds, in trust for the benefit of the holders of the shares of Series H Preferred Stock so called for redemption, then from and after the redemption date (unless default shall be made by the Corporation in providing for the payment of the redemption price plus accrued and unpaid dividends, if any, payable upon redemption), dividends will cease to accrue on such shares of Series H Preferred Stock, such shares of Series H Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus accrued and unpaid dividends, if any, payable upon redemption. In the event that any redemption date shall not be a Business Day, then payment of the redemption price plus, if applicable, accrued and unpaid dividends, if any, payable upon redemption need not be made on such redemption date but may be made on the next succeeding Business Day with the same force and effect as if made on such redemption date and no interest, additional dividends or other sums shall accrue on the amount so payable for the period from and after such redemption date to such next succeeding Business Day. If less than all of the outstanding shares of Series H Preferred Stock are to be redeemed, the shares of Series H Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Corporation that will not result in the automatic transfer of any shares of Series H Preferred Stock to a Trust (as hereinafter defined) pursuant to Paragraph I of these terms of the Series H Preferred Stock.

(5) Anything herein to the contrary notwithstanding, and except as otherwise required by law, the persons who were the holders of record of shares of Series H Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payable on the corresponding Dividend Payment Date notwithstanding the redemption of those shares after such Dividend Record Date and on or prior to such Dividend Payment Date or the default by the Corporation in the payment of the dividend due on that Dividend Payment Date, in which case the amount payable upon redemption of such shares of Series H Preferred Stock will not include such dividend, and the full amount of the dividend payable for the applicable Dividend Period shall instead be paid on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date as aforesaid. Except as provided in this paragraph and except to the extent that accrued and unpaid dividends are payable upon redemption pursuant to the foregoing provisions of this Paragraph F, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of Series H Preferred Stock called for redemption.

(6) Unless full cumulative dividends for all past Dividend Periods on all outstanding shares of Series H Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment, no shares of Series H Preferred Stock shall be redeemed unless all outstanding shares of Series H Preferred Stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition by the Corporation of shares of Series H Preferred Stock pursuant to Paragraph I(4) of these terms of the Series H Preferred Stock in order to preserve the qualification of the Corporation as a REIT for federal and/or state income tax purposes or pursuant to a purchase or exchange offer made on the same terms to the holders of all outstanding shares of Series H Preferred Stock. In addition, unless full cumulative dividends for all past Dividend Periods on all outstanding shares of Series H Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment, the Corporation shall not purchase or otherwise acquire, directly or indirectly, any shares of Series H Preferred Stock (except by conversion into or exchange for stock of the Corporation ranking junior to the Series H Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution and winding up of the Corporation); provided, however, that the foregoing shall not prevent the purchase or acquisition by the Corporation of shares of Series H Preferred Stock pursuant to Paragraph I(4) of these terms of the Series H Preferred Stock in order to preserve the qualification of the Corporation as a REIT for federal and/or state income tax purposes or pursuant to a purchase or exchange offer made on the same terms to the holders of all outstanding shares of Series H Preferred Stock. Subject to the limitations set forth in the Charter (including these terms of the Series H Preferred Stock), the Corporation shall be entitled at any time and from time to time to repurchase shares of Series H Preferred Stock in open-market transactions, by tender or by private agreement, in each case as duly authorized by the Board of Directors and effected in compliance with applicable laws.

(7) Notice of redemption will be furnished by the Corporation and will be mailed, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the holders of record of the Series H Preferred Stock to be redeemed at their addresses as they appear on the stock transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series H Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the number of shares of Series H Preferred Stock to be redeemed; (iii) the redemption price and whether or not accrued and unpaid dividends will be payable to holders surrendering shares of Series H Preferred Stock or to the persons who were holders of record at the close of business on the relevant Dividend Record Date; (iv) the place or places where certificates for the Series H Preferred Stock are to be surrendered for payment of the redemption price; (v) the procedures that the holders of Series H Preferred Stock must follow to surrender the certificates for redemption, including whether the certificates shall be properly endorsed or assigned for transfer; (vi) that dividends on the shares to be redeemed will cease to accumulate on such redemption date; (vii) whether such redemption is being made pursuant to Subparagraph F(1) or Subparagraph F(2) of these terms of the Series H Preferred Stock, (viii) if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control; and (ix) if such redemption is being made in connection with a Change of Control, that the holders of the shares of Series H Preferred Stock being so called for redemption will not be able to tender such shares of Series H Preferred Stock for conversion in connection with the Change of Control and that each share of Series H Preferred Stock tendered for conversion that is called, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date. If less than all of the shares of Series H Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series H Preferred Stock to be redeemed from such holder and, upon redemption, to the extent the shares of Series H Preferred Stock are represented by certificates, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

(8) Upon surrender, in accordance with such notice, of the certificates representing any shares of Series H Preferred Stock to be so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state) (or, in the case of shares of Series H Preferred Stock held in book-entry form through a Depositary, upon delivery of such shares in accordance with such notice and the procedures of such Depositary), such shares of Series H Preferred Stock shall be redeemed by the Corporation at the redemption price plus, except as provided in the first sentence of Subparagraph F(5) of these terms of the Series H Preferred Stock, accrued and unpaid dividends, if any. In case fewer than all the shares of Series H Preferred Stock represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares of Series H Preferred Stock without cost to the holder thereof.

G. Voting Rights.

(1) Holders of the Series H Preferred Stock will not have any voting rights, except as set forth below.

(2) Whenever dividends on any shares of Series H Preferred Stock shall be in arrears for six or more Dividend Periods, whether or not such Dividend Periods are consecutive, the number of directors then constituting the Board of Directors shall be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of Parity Preferred Stock (as defined below) upon which like voting rights have been conferred and are exercisable and with which the Series H Preferred Stock is entitled to vote as a class with respect to the election of such two directors) and the holders of Series H Preferred Stock (voting separately as a class with all other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series H Preferred Stock in the election of such two directors) will be entitled to vote for the election of such two additional directors to the Board of Directors at a special meeting called by the Corporation at the request of the holders of record of at least 10% of the outstanding shares of Series H Preferred Stock or by the holders of any other class or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series H Preferred Stock in the election of such two directors (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders, in which case such vote for such two directors shall be held at such next annual or special meeting of stockholders), and at each subsequent annual meeting of stockholders until all dividends accumulated on the Series H Preferred Stock for all past Dividend Periods shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment, whereupon the right of the holders of Series H Preferred Stock to elect such two directors shall cease and (unless there are one or more other classes or series of Parity Preferred Stock of the Corporation upon which like voting rights have been conferred and are exercisable) the term of office of the two directors so elected as directors shall automatically terminate and the authorized number of directors constituting the Board of Directors shall thereupon be reduced accordingly, but subject always to the same provisions for the reinstatement and divestment of the right to elect such two additional directors in the case of any such future dividend arrearage.

(3) “Parity Preferred Stock” shall mean any class or series of Preferred Stock ranking on a parity with the Series H Preferred Stock as to dividends and as to the distribution of assets upon liquidation, dissolution and winding up of the Corporation, including, without limitation, the Series G Preferred Stock and, if and when issued, Series A Preferred Stock.

(4) For purposes of Subparagraph G(2) of these terms of the Series H Preferred Stock, it is hereby confirmed that the Series A Preferred Stock and the Series G Preferred Stock are each a class of Parity Preferred Stock of the Corporation upon which like voting rights have been conferred and which are entitled, during such time as such voting rights are exercisable pursuant to the terms of the Series A Preferred Stock or the Series G Preferred Stock (as the case may be) as set forth in the Charter, to vote as a class with the Series H Preferred Stock with respect to the election of the two directors described above.

(5) In the case of any such request for a special meeting (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders), such meeting shall be held on the earliest practicable date at the place within the United States designated by the holders of Series H Preferred Stock requesting such meeting or, if none, at a place within the United States designated by the Secretary of the Corporation, upon notice similar to that required for an annual meeting of stockholders. If such special meeting is not called by an officer of the Corporation within 30 days after such request, then the holders of record of at least 10% of the outstanding shares of Series H Preferred Stock may designate in writing a holder of Series H Preferred Stock to call such meeting at the expense of the Corporation and such meeting may be called by the holder so designated upon notice similar to that required for annual meetings of stockholders and shall be held at the place within the United States designated by the holder calling such meeting. At all times that the voting rights conferred by Subparagraph G(2) of these terms of the Series H Preferred Stock are exercisable, the holders of Series H Preferred Stock shall have reasonable access to the preferred stock transfer records of the Corporation. The Corporation shall pay all reasonable costs and expenses of calling and holding any meeting and of electing directors pursuant to Subparagraph G(2) of these terms of the Series H Preferred Stock, including, without limitation, the cost of preparing, reproducing and mailing the notice of such meeting, the cost of renting a room for such meeting to be held, and the cost of collecting and tabulating votes.

(6) The provisions of this Subparagraph G supersede anything inconsistent contained in the Charter or bylaws of the Corporation, as amended and restated from time to time (the “Bylaws”), applicable to the Series H Preferred Stock.

(7) If, at any time when the voting rights conferred upon the Series H Preferred Stock pursuant to Subparagraph G(2) of these terms of the Series H Preferred Stock are exercisable, any vacancy in the office of a director elected pursuant to Subparagraph G(2) of these terms of the Series H Preferred Stock shall occur, then such vacancy may be filled only by the remaining such director or by vote of the holders of record of the outstanding Series H Preferred Stock and any other classes or series of Parity Preferred Stock of the Corporation upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series H Preferred Stock in the election of directors pursuant to Subparagraph G(2) of these terms of the Series H Preferred Stock. Any director elected or appointed pursuant to Subparagraph G(2) of these terms of the Series H Preferred Stock may be removed only by the affirmative vote of holders of the outstanding Series H Preferred Stock and any other classes or series of Parity Preferred Stock of the Corporation upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series H Preferred Stock in the election of directors pursuant to Subparagraph G(2) of these terms of the Series H Preferred Stock, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Series H Preferred Stock and any such other classes or series of Parity Preferred Stock, and may not be removed by the holders of the Common Stock.

(8) So long as any shares of Series H Preferred Stock remain outstanding, the Corporation shall not, without the consent or the affirmative vote of the holders of at least two-thirds of the shares of the Series H Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (with the Series H Preferred Stock voting separately as a class), (i) authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of stock of the Corporation ranking senior to the Series H Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation, or reclassify any authorized stock of the Corporation into any such shares, or create, authorize or issue any obligation or security convertible into, exchangeable or exercisable for, or evidencing the right to purchase, any such shares or (ii) amend, alter or repeal any of the provisions of the Charter, including without limitation, any of these terms of the Series H Preferred Stock, so as to materially and adversely affect any right, preference, privilege or voting power of the Series H Preferred Stock or (iii) enter into any share exchange that affects shares of Series H Preferred Stock, or consolidate with or merge into any other entity, or permit any other entity to consolidate with or merge into the Corporation, unless in each such case described in this clause (iii) each share of Series H Preferred Stock then outstanding remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for preferred stock of the surviving or resulting entity having preferences, conversion and other rights, dividends, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption substantially identical to, and in any event without any material adverse change to, those of the Series H Preferred Stock; provided, however, that any amendment to the Charter to increase the number of authorized shares of stock or the creation or issuance of any other class or series of Preferred Stock or any increase in the number of authorized or outstanding shares of Series H Preferred Stock or any other class or series of stock, in each case ranking on a parity with or junior to the Series H Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution and winding up of the Corporation, shall not be deemed to materially and adversely affect any right, preference, privilege or voting power of the Series H Preferred Stock. For purposes of this paragraph, the filing in accordance with applicable law of articles supplementary or any similar document setting forth or changing the designations, preferences, conversion or other rights, voting powers, restrictions, limitation as to dividends and other distributions, qualifications or other terms of any class or series of stock of the Corporation shall be deemed an amendment to the Charter.

(9) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series H Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been irrevocably deposited in trust to effect such redemption in accordance with the provisions of Subparagraph F(4) of these terms of the Series H Preferred Stock.

(10) Except as expressly stated in these terms of the Series H Preferred Stock, the Series H Preferred Stock will not have any relative, participating, optional or other special voting rights or powers, and the consent of the holders thereof shall not be required for the taking of any corporate action.

(11) On each matter submitted to a vote of the holders of Series H Preferred Stock or on which the holders of Series H Preferred Stock are otherwise entitled to vote, including any action by written consent, each share of Series H Preferred Stock shall be entitled to one vote, except that when shares of any other class or series of Preferred Stock of the Corporation have the right to vote with the Series H Preferred Stock as a single class on any matter, the Series H Preferred Stock and the shares of each such other class or series will have one vote for each $50.00 of liquidation preference (excluding accrued and unpaid dividends), resulting in each share of Series H Preferred Stock being entitled to one-half of a vote.

H. Conversion. The shares of Series H Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this Paragraph H.

(1) Upon the occurrence of a Change of Control, each holder of Series H Preferred Stock shall have the right (unless, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem some or all of the shares of Series H Preferred Stock held by such holder pursuant to Subparagraph F(1) or F(2) of these terms of the Series H Preferred Stock, in which case such holder shall have the right only with respect to shares of Series H Preferred Stock that are not called for redemption) to convert some or all of the Series H Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of Common Stock per share of Series H Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of:

(a) the quotient obtained by dividing (i) the sum of the $25.00 Liquidation Preference per share of Series H Preferred Stock plus the amount of any accrued and unpaid dividends thereon to but excluding the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividends will be included in such sum) by (ii) the Common Stock Price (as defined below) and

(b) 1.0469 (the “Share Cap”).

(2) Anything in these terms of the Series H Preferred Stock to the contrary notwithstanding and except as otherwise required by law, the persons who are the holders of record of shares of Series H Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payable on the corresponding Dividend Payment Date notwithstanding the conversion of those shares after such Dividend Record Date and on or prior to such Dividend Payment Date and, in such case, the full amount of such dividend shall be paid on such Dividend Payment Date to the persons who were the holders of record at the close of business on such Dividend Record Date.

(3) The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of the Common Stock), subdivisions or combinations (in each case, a “Share Split”) with respect to the Common Stock as follows: the adjusted Share Cap as the result of a Share Split shall be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split.

(4) For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right shall not exceed 4,187,600 shares of Common Stock (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap, and shall be increased on a pro rata basis with respect to any additional shares of Series H Preferred Stock designated and authorized for issuance pursuant to any subsequent articles supplementary.

(5) In the case of a Change of Control pursuant to which Common Stock is or will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series H Preferred Stock shall receive upon conversion of such Series H Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of Common Stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; the Common Stock Conversion Consideration or the Alternative Conversion Consideration, whichever shall be applicable to a Change of Control, is referred to herein as the “Conversion Consideration”).

(6) If the holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding shares of Common Stock that made or voted for such an election (if electing between two types of consideration) or holders of a plurality of the outstanding shares of Common Stock that made or voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.

(7) The Corporation will not issue fractional shares of Common Stock upon the conversion of Series H Preferred Stock in connection with a Change of Control. Instead, the Corporation will make, and the holders of Series H Preferred Stock shall be entitled to receive, a cash payment equal to the value of such fractional shares based upon the Common Stock Price used in determining the Common Stock Conversion Consideration for such Change of Control.

(8) Within 15 days following the occurrence of a Change of Control, the Corporation will provide to holders of Series H Preferred Stock a notice of the occurrence of the Change of Control that describes the resulting Change of Control Conversion Right, which notice shall be delivered to the holders of record of the shares of Series H Preferred Stock at their addresses as they appear on the Corporation’s share transfer records and notice shall also be provided to the Corporation’s transfer agent. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the conversion of any share of Series H Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series H Preferred Stock may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date; (vi) that if, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem all or any shares of the Series H Preferred Stock, the holders will not be able to convert the shares of Series H Preferred Stock called for redemption and such shares of Series H Preferred Stock shall be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series H Preferred Stock; (viii) the name and address of the paying agent, transfer agent and conversion agent for the Series H Preferred Stock; (ix) the procedures that the holders of Series H Preferred Stock must follow to exercise the Change of Control Conversion Right (including procedures for surrendering shares for conversion through the facilities of a Depositary (as defined below)), including the form of conversion notice to be delivered by such holders as described below; and (x) the last date on which holders of Series H Preferred Stock may withdraw shares surrendered for conversion and the procedures such holders must follow to effect such a withdrawal.

(9) The Corporation shall issue a press release containing such notice for publication on Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post notice on the Corporation’s website, in any event prior to the opening of business on the first Business Day following any date on which the Corporation provides notice pursuant to Subparagraph H(8) of these terms of the Series H Preferred Stock to the holders of Series H Preferred Stock.

(10) To exercise the Change of Control Conversion Right, the holders of shares of Series H Preferred Stock shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series H Preferred Stock to be converted, duly endorsed for transfer (or, in the case of any shares of Series H Preferred Stock held in book-entry form through a Depositary, to deliver, on or before the close of business on the Change of Control Conversion Date, the shares of Series H Preferred Stock to be converted through the facilities of such Depositary), together with a written conversion notice in the form provided by the Corporation, duly completed, to the Corporation’s transfer agent. Such notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series H Preferred Stock to be converted; and (iii) that the shares of Series H Preferred Stock are to be converted pursuant to the applicable terms of the Series H Preferred Stock.

(11) The “Change of Control Conversion Date” is the date the Series H Preferred Stock is to be converted, which will be a Business Day selected by the Corporation that is no fewer than 20 days nor more than 35 days after the date on which the Corporation provides the notice to holders of Series H Preferred Stock pursuant to Subparagraph H(8) of these terms of the Series H Preferred Stock.

(12) The “Common Stock Price” shall be (a) if the consideration to be received in the Change of Control by the holders of Common Stock is solely cash, the amount of cash consideration per share of Common Stock or (b) if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash (x) the average of the closing sale prices per share of Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which the Common Stock is then traded, or (y) the average of the last quoted bid prices for the Common Stock in the over-the-counter market as reported by Pink OTC Markets Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if the Common Stock is not then listed for trading on a U.S. securities exchange.

(13) Holders of Series H Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Corporation’s transfer agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal delivered by any holder must state: (a) the number of withdrawn shares of Series H Preferred Stock; (b) if certificated shares of Series H Preferred Stock have been surrendered for conversion, the certificate numbers of the withdrawn shares of Series H Preferred Stock; and (c) the number of shares of Series H Preferred Stock, if any, which remain subject to the holder’s conversion notice.

(14) Notwithstanding the foregoing, if any Series H Preferred Stock is held in book-entry form through The Depository Trust Company or a similar depositary (each, a “Depositary”), the conversion notice and/or the notice of withdrawal as applicable shall comply with applicable procedures, if any, of the applicable Depositary.

(15) Shares of Series H Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless, prior to the Change of Control Conversion Date, the Corporation has provided or provides notice of its election to redeem some or all of the shares of Series H Preferred Stock as described under Subparagraph F(1) or F(2) of these terms of the Series H Preferred Stock, in which case only the shares of Series H Preferred Stock properly surrendered for conversion and not properly withdrawn that are not called for redemption will be converted as aforesaid. If the Corporation elects to redeem shares of Series H Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series H Preferred Stock shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date the redemption price set forth in Subparagraph F(1) or F(2) of these terms of the Series H Preferred Stock, as applicable.

(16) The Corporation will deliver all securities, cash (including, without limitation, cash in lieu of fractional shares of Common Stock) and any other property owing upon conversion no later than the third Business Day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of Common Stock or other securities delivered upon conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.

(17) In connection with the exercise of any Change of Control Conversion Right, the Corporation will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Series H Preferred Stock into shares of Common Stock or other property. Notwithstanding any other provision contained in these terms of the Series H Preferred Stock, no holder of shares of Series H Preferred Stock will be entitled to convert such shares of Series H Preferred Stock into shares of Common Stock to the extent that receipt of such shares of Common Stock would cause such holder (or any other person) to have Beneficial Ownership or Constructive Ownership (each as defined in Article IV, Section E.1 of the Charter or in Subparagraph I(1) of these terms of the Series H Preferred Stock, as applicable) in excess of the Ownership Limit (as defined in Article IV, Section E.1 of the Charter or in Subparagraph I(1) of these terms of the Series H Preferred Stock, as applicable).

(18) The Corporation has reserved and will reserve and keep available at all times, free of any preemptive rights arising by operation of law, under the Charter or Bylaws, under any agreement or instrument to which the Corporation or any of its subsidiaries is a party or otherwise, out of its authorized but unissued shares the maximum number of shares of Common Stock issuable upon conversion of the outstanding shares of Series H Preferred Stock until such time as all of the outstanding shares of Series H Preferred Stock shall have been converted, repurchased and retired or redeemed and retired. The Corporation covenants that all Common Stock, if any, issued upon conversion of the Series H Preferred Stock will upon issue be duly authorized, validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof.

I. Restrictions on Ownership and Transfer to Preserve Tax Benefit.

(1) Definitions. For the purposes of this Paragraph I of these terms of the Series H Preferred Stock, the following terms shall have the following meanings:

“Beneficial Ownership” shall mean ownership of Series H Preferred Stock by a Person who is or would be treated as an owner of such Series H Preferred Stock either actually or constructively through the application of Section 544 of the Code, as modified by Sections 856(h)(1)(B) and 856(h)(3)of the Code. The terms “Beneficial Owner,” “Beneficially Own,” “Beneficially Owns” and “Beneficially Owned” shall have correlative meanings.

“Charitable Beneficiary” shall mean one or more beneficiaries of a Trust, as determined pursuant to Subparagraph I(3)(f) of these terms of the Series H Preferred Stock, each of which shall be an organization described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

“Code” shall mean the Internal Revenue Code of 1986, as amended. All section references to the Code shall include any successor provisions thereof as may be adopted from time to time.

“Constructive Ownership” shall mean ownership of Series H Preferred Stock by a Person who is or would be treated as an owner of such Series H Preferred Stock either actually or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Own,” “Constructively Owns” and “Constructively Owned” shall have correlative meanings.

“Individual” means an individual, a trust qualified under Section 401(a) or 501(c)(17) of the Code, a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, or a private foundation within the meaning of Section 509(a) of the Code, provided that a trust described in Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code shall be excluded from this definition.

“IRS” means the United States Internal Revenue Service.

“Market Price” shall mean the last reported sales price reported on the New York Stock Exchange of the Series H Preferred Stock on the trading day immediately preceding the relevant date, or if the Series H Preferred Stock is not then traded on the New York Stock Exchange, the last reported sales price of the Series H Preferred Stock on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Series H Preferred Stock may be traded, or if the Series H Preferred Stock is not then traded over any exchange or quotation system, then the market price of the Series H Preferred Stock on the relevant date as determined in good faith by the Board of Directors.

“MGCL” shall mean the Maryland General Corporation Law, as amended from time to time, and any successor statute hereafter enacted.

“Ownership Limit” shall mean 9.8% (by value or by number of shares, whichever is more restrictive) of the outstanding Series H Preferred Stock. The number of shares and value of the outstanding Series H Preferred Stock shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof absent manifest error.

“Person” shall mean an Individual, corporation, partnership, limited liability company, estate, trust, joint stock company or other entity; but does not include an underwriter acting in a capacity as such in a public offering of shares of Series H Preferred Stock, provided that the ownership of such shares of Series H Preferred Stock by such underwriter would not result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or otherwise result in the Corporation failing to qualify as a REIT.

“Purported Beneficial Transferee” shall mean, with respect to any purported Transfer (or other event) which results in a transfer to a Trust, as provided in Subparagraph I(2)(b) of these terms of the Series H Preferred Stock, the Purported Record Transferee, unless the Purported Record Transferee would have acquired or owned shares of Series H Preferred Stock for another Person who is the beneficial transferee or owner of such shares, in which case the Purported Beneficial Transferee shall be such other Person.

“Purported Record Transferee” shall mean, with respect to any purported Transfer (or other event) which results in a transfer to a Trust, as provided in Subparagraph I(2)(b) of these terms of the Series H Preferred Stock, the record holder of the Series H Preferred Stock if such Transfer had been valid under Subparagraph I(2)(a) of these terms of the Series H Preferred Stock.

“REIT” shall mean a real estate investment trust under Sections 856 through 860 of the Code, and, for purposes of taxation of the Corporation under applicable state law, comparable provisions of the law of such state.

“Restriction Termination Date” shall mean the first day after the date hereof on which the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

“Transfer” shall mean any sale, issuance, transfer, gift, assignment, devise or other disposition of Series H Preferred Stock, as well as any other event that causes any Person to Beneficially Own or Constructively Own Series H Preferred Stock, including (a) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Series H Preferred Stock or (b) the sale, transfer, assignment or other disposition of any securities (or rights convertible into or exchangeable for Series H Preferred Stock), whether voluntary or involuntary, whether such transfer has occurred of record or through a change in beneficial ownership, Beneficial Ownership or Constructive Ownership (including but not limited to transfers of interests in other entities which result in changes in Beneficial or Constructive Ownership of Series H Preferred Stock), and whether such transfer has occurred by operation of law or otherwise.

“Trust” shall mean each of the trusts provided for in Subparagraph I(3) of these terms of the Series H Preferred Stock.

“Trustee” shall mean any Person unaffiliated with the Corporation, a Purported Beneficial Transferee or a Purported Record Transferee, that is appointed by the Corporation to serve as trustee of a Trust.

(2) Restriction on Ownership and Transfers.

(a) Prior to the Restriction Termination Date:

(i) except as provided in Subparagraph I(9) of these terms of the Series H Preferred Stock, no Person shall Beneficially Own Series H Preferred Stock in excess of the Ownership Limit;

(ii) except as provided in Subparagraph I(9) of these terms of the Series H Preferred Stock, no Person shall Constructively Own Series H Preferred Stock in excess of the Ownership Limit;

(iii) no Person shall Beneficially or Constructively Own Series H Preferred Stock which, taking into account any other stock of the Corporation Beneficially or Constructively Owned by such Person, would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, or otherwise failing to qualify as a REIT for federal income tax purposes or, at the election of the Board of Directors, comparable provisions of any applicable state law (including but not limited to Beneficial or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through one or more subsidiaries) from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(b) If prior to the Restriction Termination Date, any Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE) or other event occurs that, if effective, would result in any Person Beneficially or Constructively Owning Series H Preferred Stock in violation of Subparagraph I(2)(a) of these terms of the Series H Preferred Stock, (1) then that number of shares of Series H Preferred Stock that otherwise would cause such Person to violate Subparagraph I(2)(a) of these terms of the Series H Preferred Stock (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Subparagraph I(3) of these terms of the Series H Preferred Stock, effective as of the close of business on the Business Day prior to the date of such Transfer or other event, and such Purported Beneficial Transferee shall thereafter have no rights in such shares or (2) if, for any reason, the transfer to the Trust described in clause (1) of this sentence is not automatically effective as provided therein to prevent any Person from Beneficially or Constructively Owning Series H Preferred Stock in violation of Subparagraph I(2)(a) of these terms of the Series H Preferred Stock, then the Transfer of that number of shares of Series H Preferred Stock that otherwise would cause any Person to violate Subparagraph I(2)(a) of these terms of the Series H Preferred Stock shall be void ab initio, and the Purported Beneficial Transferee shall have no rights in such shares.

(c) Notwithstanding any other provisions contained herein, prior to the Restriction Termination Date, any Transfer of Series H Preferred Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE) that, if effective, would result in the stock of the Corporation being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio, and the intended transferee shall acquire no rights in such Series H Preferred Stock.

(3) Transfers of Series H Preferred Stock in Trust.

(a) Upon any purported Transfer or other event described in Subparagraph I(2)(b) of these terms of the Series H Preferred Stock, such Series H Preferred Stock shall be deemed to have been automatically transferred to the Trustee in his capacity as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in a transfer to the Trust pursuant to Subparagraph I(2)(b) of these terms of the Series H Preferred Stock. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation, any Purported Beneficial Transferee, or any Purported Record Transferee. Each Charitable Beneficiary shall be designated by the Corporation as provided in Subparagraph I(3)(f) of these terms of the Series H Preferred Stock.

(b) Series H Preferred Stock held by the Trustee shall be issued and outstanding Series H Preferred Stock of the Corporation. The Purported Beneficial Transferee or Purported Record Transferee shall have no rights in the shares of Series H Preferred Stock held by the Trustee. The Purported Beneficial Transferee or Purported Record Transferee shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of Series H Preferred Stock held in the Trust.

(c) The Trustee shall have all voting rights and rights to dividends with respect to Series H Preferred Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or distribution paid to the Purported Record Transferee after the deemed transfer of shares of Series H Preferred Stock, but prior to the discovery by the Corporation that such shares of Series H Preferred Stock have been transferred, to the Trustee shall be paid by such Purported Record Transferee to the Trustee upon demand (and, if any such dividend or distribution has not been paid to the Trustee prior to the distribution of net sale proceeds to the Purported Record Transferee from the sale of such shares by the Trustee pursuant to Subparagraph I(3)(d) or Subparagraph I(3)(e) of these terms of the Series H Preferred Stock, the Trustee shall be permitted to reduce the amount of such net sale proceeds paid to the Purported Record Transferee by the amount of any such dividend or distribution which has not been paid to the Trustee as aforesaid), and any dividend or distribution declared but unpaid shall be paid when due to the Trustee with respect to such Series H Preferred Stock. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary.

The Purported Record Transferee and Purported Beneficial Transferee shall have no voting rights with respect to the Series H Preferred Stock held in the Trust and, subject to Maryland law, effective as of the date the Series H Preferred Stock has been transferred to the Trust, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Purported Record Transferee with respect to such Series H Preferred Stock prior to the discovery by the Corporation that the Series H Preferred Stock has been transferred to the Trust and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding any other provision of these terms of the Series H Preferred Stock to the contrary, until the Corporation has received written notification that the Series H Preferred Stock has been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

(d) Within 20 days of receiving notice from the Corporation that shares of Series H Preferred Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares of Series H Preferred Stock held in the Trust to a Person, designated by the Trustee, whose ownership of the shares of Series H Preferred Stock will not violate the ownership limitations set forth in Subparagraph I(2)(a) of these terms of the Series H Preferred Stock. Upon such sale, the interest of the Charitable Beneficiary in the shares of Series H Preferred Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and to the Charitable Beneficiary as provided in this Subparagraph I(3)(d) of these terms of the Series H Preferred Stock. The Purported Record Transferee shall receive the lesser of (1) the price paid by the Purported Record Transferee or Purported Beneficial Transferee, as the case may be, for the shares of Series H Preferred Stock in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such shares of Series H Preferred Stock for fair value, the Market Price of such shares of Series H Preferred Stock on the day of the event which resulted in the transfer of such shares of Series H Preferred Stock to the Trust) and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares of Series H Preferred Stock held in the Trust. Any net sales proceeds in excess of the amount payable to the Purported Record Transferee shall be immediately paid to the Charitable Beneficiary together with any dividends or other distributions thereon. If, prior to the discovery by the Corporation that shares of such Series H Preferred Stock have been transferred to the Trust, such shares of Series H Preferred Stock are sold by a Purported Record Transferee then (i) such shares of Series H Preferred Stock shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Purported Record Transferee or Purported Beneficial Transferee, as the case may be, received an amount for such shares of Series H Preferred Stock that exceeds the amount that such Purported Record Transferee or Purported Beneficial Transferee, as the case may be, was entitled to receive pursuant to this Subparagraph I(3)(d), such excess shall be paid by such Purported Record Transferee or Purported Beneficial Transferee to the Trustee upon demand.

(e) Series H Preferred Stock transferred to the Trust shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price paid by the Purported Record Transferee or Purported Beneficial Transferee, as the case may be, for the shares of Series H Preferred Stock in the transaction that resulted in such transfer to the Trust (or, if the event which resulted in the transfer to the Trust did not involve a purchase of such shares of Series H Preferred Stock for fair value, the Market Price of such shares of Series H Preferred Stock on the day of the event which resulted in the transfer of such shares of Series H Preferred Stock to the Trust) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the shares of Series H Preferred Stock held in the Trust pursuant to Subparagraph I(3)(d) of these terms of the Series H Preferred Stock. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares of Series H Preferred Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Purported Record Transferee and any dividends or other distributions held by the Trustee with respect to such Series H Preferred Stock shall thereupon be paid to the Charitable Beneficiary.

(f) By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that the Series H Preferred Stock held in the Trust would not violate the restrictions set forth in Subparagraph I(2)(a) of these terms of the Series H Preferred Stock in the hands of such Charitable Beneficiary. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided for in Subparagraph I(2)(b) of these terms of the Series H Preferred Stock shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.

(4) Remedies for Breach. If the Board of Directors or, if permitted by the MGCL, a committee thereof or other designees shall at any time determine in good faith that a Transfer or other event has taken place in violation of Subparagraph I(2)(a) or (c) of these terms of the Series H Preferred Stock or that a Person intends to acquire, has attempted to acquire or may acquire beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any shares of Series H Preferred Stock of the Corporation in violation of Subparagraph I(2)(a) or (c) of these terms of the Series H Preferred Stock, the Board of Directors or, if permitted by the MGCL, a committee thereof or other designees, shall take such action as it deems necessary or advisable to refuse to give effect or to prevent such Transfer or to preserve the Corporation’s status as a REIT, including, but not limited to, causing the Corporation to redeem shares of Series H Preferred Stock for cash at a redemption price of $25.00 per share plus (except as otherwise provided in the first sentence of Subparagraph F(5) of these terms of the Series H Preferred Stock) accrued and unpaid dividends thereon to the date fixed for redemption, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers (or, in the case of events other than a Transfer, ownership or Constructive Ownership or Beneficial Ownership) in violation of Subparagraph I(2)(a) of these terms of the Series H Preferred Stock shall automatically result in the transfer to a Trust as described in Subparagraph I(2)(b) of these terms of the Series H Preferred Stock and any Transfer in violation of Subparagraph I(2)(c) of these terms of the Series H Preferred Stock shall automatically be void ab initio irrespective of any action (or non-action) by the Board of Directors.

(5) Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire shares of Series H Preferred Stock in violation of Subparagraph I(2)(a) or (c) of these terms of the Series H Preferred Stock, or any Person who is a Purported Beneficial Transferee such that an automatic transfer to a Trust results under Subparagraph I(2)(b)of these terms of the Series H Preferred Stock, shall immediately give notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer on the Corporation’s status as a REIT.

(6) Owners Required to Provide Information. Prior to the Restriction Termination Date each Person who is a beneficial owner or Beneficial Owner or Constructive Owner of Series H Preferred Stock and each Person (including the shareholder of record) who is holding Series H Preferred Stock for a beneficial owner or Beneficial Owner or Constructive Owner shall provide to the Corporation such information that the Corporation may request, in good faith, in order to determine the Corporation’s status as a REIT.

(7) Remedies Not Limited. Nothing contained in these terms of the Series H Preferred Stock (but subject to Subparagraph I(13) of these terms of the Series H Preferred Stock) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its shareholders by preservation of the Corporation’s status as a REIT.

(8) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Paragraph I of these terms of the Series H Preferred Stock, including any definition contained in Subparagraph I(1) of these terms of the Series H Preferred Stock, the Board of Directors shall have the power to determine the application of the provisions of this Paragraph I with respect to any situation based on the facts known to it (subject, however, to the provisions of Subparagraph I(13) of these terms of the Series H Preferred Stock). In the event this Paragraph I requires an action by the Board of Directors and these terms of the Series H Preferred Stock fail to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Paragraph I. Absent a decision to the contrary by the Board of Directors (which the Board of Directors may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Subparagraph I(2) of these terms of the Series H Preferred Stock) acquired Beneficial or Constructive Ownership of Series H Preferred Stock in violation of Subparagraph I(2)(a) of these terms of the Series H Preferred Stock, such remedies (as applicable) shall apply first to the shares of Series H Preferred Stock which, but for such remedies, would have been actually owned by such Person, and second to shares of Series H Preferred Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Series H Preferred Stock based upon the relative number of the shares of Series H Preferred Stock held by each such Person.

(9) Exceptions.

(a) Subject to Subparagraph I(2)(a)(iii) of these terms of the Series H Preferred Stock, the Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the limitation on a Person Beneficially Owning shares of Series H Preferred Stock in violation of Subparagraph I(2)(a)(i) of these terms of the Series H Preferred Stock if the Board of Directors determines that such exemption will not jeopardize the Corporation’s status as a REIT under the Code and the Board of Directors otherwise decides the action would be in the Corporation’s best interests.

(b) Subject to Subparagraph I(2)(a)(iii) of these terms of the Series H Preferred Stock, the Board of Directors, in its sole discretion, may exempt (prospectively or retroactively) a Person from the limitation on a Person Constructively Owning shares of Series H Preferred Stock in violation of Subparagraph I(2)(a)(ii) of these terms of the Series H Preferred Stock if the Board of Directors determines that such exemption will not jeopardize the Corporation’s status as a REIT under the Code and the Board of Directors otherwise decides the action would be in the Corporation’s best interests.

(c) Prior to granting an exception to any Person pursuant to Subparagraph I(9)(a) or (b) of these terms of the Series H Preferred Stock, the Board of Directors may, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT, (i) require such Person to make such representations or undertakings as are necessary to ascertain that such Person’s Beneficial Ownership or Constructive Ownership, as the case may be, will not violate Subparagraph I(2)(a)(i) or (ii) of these terms of the Series H Preferred Stock, as the case may be, or agree that any violation or attempted violation of such representations or undertakings (or other action that is contrary to the restrictions contained in Subparagraph I(2)(a) of these terms of the Series H Preferred Stock) will result in the Series H Preferred Stock being transferred to a Trust in accordance with Subparagraph I(2)(b) of these terms of the Series H Preferred Stock; and/or (ii) require a ruling from the Internal Revenue Service and/or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion.

(d) A committee of the Board of Directors (the “Pricing Committee”) has been delegated, and may exercise, all powers of the Board of Directors under this Subparagraph I(9).

(10) Legends. Each certificate for Series H Preferred Stock shall bear substantially the following legends:

Classes of Stock

THE CORPORATION IS AUTHORIZED TO ISSUE CAPITAL STOCK OF MORE THAN ONE CLASS, CONSISTING OF COMMON STOCK AND ONE OR MORE CLASSES OF PREFERRED STOCK. THE BOARD OF DIRECTORS IS AUTHORIZED TO DETERMINE THE PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS OF ANY CLASS OF THE PREFERRED STOCK BEFORE THE ISSUANCE OF SHARES OF SUCH CLASS OF PREFERRED STOCK. THE CORPORATION WILL FURNISH, WITHOUT CHARGE, TO ANY STOCKHOLDER MAKING A WRITTEN REQUEST THEREFOR, A COPY OF THE CORPORATION’S CHARTER AND A WRITTEN STATEMENT OF THE DESIGNATIONS, RELATIVE RIGHTS, PREFERENCES, CONVERSION OR OTHER RIGHTS, VOTING POWERS, RESTRICTIONS, LIMITATIONS AS TO DIVIDENDS AND OTHER DISTRIBUTIONS, QUALIFICATIONS AND TERMS AND CONDITIONS OF REDEMPTION OF THE STOCK OF EACH CLASS WHICH THE CORPORATION HAS THE AUTHORITY TO ISSUE AND, IF THE CORPORATION IS AUTHORIZED TO ISSUE ANY PREFERRED OR SPECIAL CLASS AND SERIES, (i) THE DIFFERENCES IN THE RELATIVE RIGHTS AND PREFERENCES BETWEEN THE SHARES OF EACH SERIES TO THE EXTENT SET, AND (ii) THE AUTHORITY OF THE BOARD OF DIRECTORS TO SET SUCH RIGHTS AND PREFERENCES OF SUBSEQUENT SERIES. REQUESTS FOR SUCH WRITTEN STATEMENT MAY BE DIRECTED TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE.

Restriction on Ownership and Transfer

THE SHARES OF 6.375% SERIES H CUMULATIVE REDEEMABLE PREFERRED STOCK (THE “SERIES H PREFERRED STOCK”) REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE CORPORATION’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE CORPORATION’S CHARTER, (i) NO PERSON MAY BENEFICIALLY OWN SHARES OF THE CORPORATION’S SERIES H PREFERRED STOCK IN EXCESS OF 9.8% (BY VALUE OR BY NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE OUTSTANDING SERIES H PREFERRED STOCK OF THE CORPORATION; (ii) NO PERSON MAY CONSTRUCTIVELY OWN SHARES OF THE CORPORATION’S SERIES H PREFERRED STOCK IN EXCESS OF 9.8% (BY VALUE OR BY NUMBER OF SHARES, WHICHEVER IS MORE RESTRICTIVE) OF THE OUTSTANDING SERIES H PREFERRED STOCK OF THE CORPORATION; (iii) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SERIES H PREFERRED STOCK THAT, TAKING INTO ACCOUNT ANY OTHER CAPITAL STOCK OF THE CORPORATION BENEFICIALLY OR CONSTRUCTIVELY OWNED BY SUCH PERSON, WOULD RESULT IN THE CORPORATION BEING “CLOSELY HELD” UNDER SECTION 856(h) OF THE CODE OR OTHERWISE CAUSE THE CORPORATION TO FAIL TO QUALIFY AS A REIT; AND (iv) NO PERSON MAY TRANSFER SERIES H PREFERRED STOCK IF SUCH TRANSFER WOULD RESULT IN THE CAPITAL STOCK OF THE CORPORATION BEING OWNED BY FEWER THAN 100 PERSONS. ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN SERIES H PREFERRED STOCK WHICH CAUSES OR WILL CAUSE A PERSON TO BENEFICIALLY OR CONSTRUCTIVELY OWN SERIES H PREFERRED STOCK IN EXCESS OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP REFERRED TO IN CLAUSE (i), (ii) OR (iii) ABOVE ARE VIOLATED, THE SERIES H PREFERRED STOCK REPRESENTED HEREBY IN EXCESS OF SUCH RESTRICTIONS WILL BE AUTOMATICALLY TRANSFERRED TO THE TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, THE CORPORATION MAY REDEEM SHARES UPON THE TERMS AND CONDITIONS SPECIFIED IN THE TERMS OF THE SERIES H PREFERRED STOCK AND AS OTHERWISE SPECIFIED BY THE BOARD OF DIRECTORS IN ITS SOLE DISCRETION IF THE BOARD OF DIRECTORS DETERMINES THAT OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE. FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. ALL TERMS IN THIS LEGEND WHICH ARE DEFINED IN THE CHARTER OF THE CORPORATION SHALL HAVE THE MEANINGS ASCRIBED TO THEM IN THE CHARTER OF THE CORPORATION, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH

HOLDER OF SERIES H PREFERRED STOCK ON REQUEST AND WITHOUT CHARGE. REQUESTS FOR SUCH A COPY MAY BE DIRECTED TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE.

(11) Severability. Without limitation to Subparagraph J(5) of these terms of the Series H Preferred Stock, if any provision of this Paragraph I or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, then, to the extent permitted by law, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

(12) NYSE. Nothing in this Paragraph I shall preclude the settlement of any transaction entered into through the facilities of the NYSE. The shares of Series H Preferred Stock that are the subject of such transaction shall continue to be subject to the provisions of this Paragraph I after such settlement

(13) Applicability of Paragraph I. The provisions set forth in this Paragraph I shall apply to the Series H Preferred Stock notwithstanding any contrary provisions of the Series H Preferred Stock provided for elsewhere in these terms of the Series H Preferred Stock.

J. Miscellaneous.

(1) Conversion. Except as provided in Paragraph H, the Series H Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation.

(2) Preemptive Rights. No holder of shares of Series H Preferred Stock, as such, shall have any preemptive or preferential right to subscribe for or to purchase any additional shares of any class or series of stock of the Corporation or any securities convertible into or exercisable or exchangeable for shares of any class or series of stock of the Corporation.

(3) Office or Agency. The Corporation will at all times maintain an office or agency in one of the 48 contiguous States of the United States of America where shares of Series H Preferred Stock may be surrendered for payment (including upon redemption), registration of transfer or exchange.

(4) Status of Redeemed, Converted and Reacquired Series H Preferred Stock. In the event any shares of Series H Preferred Stock shall be redeemed, converted as provided in Paragraph H or otherwise reacquired by the Corporation, the shares so redeemed, converted or reacquired shall become authorized but unissued shares of Series H Preferred Stock, available for future issuance and reclassification by the Corporation.

(5) Severability. If any preference, conversion or other right, voting power, restriction, limitation as to dividends or other distributions, qualification, term or condition of redemption or other term of the Series H Preferred Stock is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, then, to the extent permitted by law, all other preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, terms or conditions of redemption and other terms of the Series H Preferred Stock which can be given effect without the invalid, unlawful or unenforceable preference, conversion or other right, voting power, restriction, limitation as to dividends or other distributions, qualification, term or condition of redemption or other term of the Series H Preferred Stock shall remain in full force and effect and shall not be deemed dependent upon any other such preference, conversion or other right, voting power, restriction, limitation as to dividends or other distributions, qualification, term or condition of redemption or other term of the Series H Preferred Stock unless so expressed herein; provided that Paragraph I shall be governed by Subparagraph I(11) of these terms of the Series H Preferred Stock and not this Subparagraph J(5).

(6) Terms of the Series H Preferred Stock. All references to the “terms” of the Series H Preferred Stock (and all similar references) shall include all of the preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and provisions set forth in Paragraphs A through J, inclusive, of these terms of the Series H Preferred Stock.

(7) Further Issuances. The Corporation may at any time at its option, without notice to or the consent of the holders of the outstanding shares Series H Preferred Stock, issue additional shares of Series H Preferred Stock, which additional shares shall constitute part of the same series of Series H Preferred Stock as the shares issued on the Original Issue Date.

SECOND: The Series H Preferred Stock has been classified and designated by the Board of Directors, or a duly authorized committee thereof, under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board of Directors or a duly authorized committee thereof in the manner and by the vote required by law.

FOURTH: The undersigned Executive Vice President, Chief Financial Officer and Secretary and Senior Vice President, Chief Accounting Officer and Controller of the Corporation each acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, acknowledges that to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, KILROY REALTY CORPORATION has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Executive Vice President, Chief Financial Officer and Secretary and its Senior Vice President, Chief Accounting Officer and Controller, and attested to by its Vice President and Treasurer and Vice President, Corporate Counsel and Assistant Secretary on this      day of August, 2012.

KILROY REALTY CORPORATION

By:
Tyler H. Rose
Executive Vice President, Chief Financial Officer and Secretary

Attest:

By:
Michelle Ngo
Vice President and Treasurer

By:
Heidi R. Roth
Senior Vice President,
Chief Accounting Officer and Controller

Attest:

By:
Joseph Magri
Vice President, Corporate Counsel and
Assistant Secretary

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